HILLS BANCORPORATION
                                   EXHIBIT II
                    COMPUTATION OF EARNINGS PER COMMON SHARE


                                                            Three months ended
                                                                 March 31
                                                           ---------------------
                                                             2002        2001
                                                           ---------------------

Weighted average number of shares outstanding
  (basic) ..........................................       1,498,558   1,495,483

Weighted average of potential dilutive shares
  attributable to stock options granted computed
  under the treasury stock method ..................          12,879      13,250
                                                           ---------------------

Weighted average number of shares (diluted) ........       1,511,437   1,508,733
                                                           =====================

Earnings Per Share:
   Net income (in thousands) .......................       $   2,623   $   2,307
                                                           =====================
Earnings per common share:
  Basic ............................................       $ 1.75         $ 1.54
  Diluted ..........................................         1.74           1.53



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